Exhibit 10.23
ING

12 August 2010
PRIVATE & CONFIDENTIAL
Armco & Metawise (HK) Limited
Suite 1706A, Jincheng International Plaza
 No. 66 Jing San Road
Zhengzhou China 450008
Attn: Mr. Yao Kexuan

 Dear Sirs,

Re: Uncommitted Banking Facilities

We are pleased to advise that ING Bank N.V. (the ''Bank''), acting through its Hong Kong Branch, is prepared to make available to you the banking facilities granted as described below (the "Facilities”) subject to the terms and conditions set out in this letter (the "Facility Letter") and the Bank's standard terms and conditions.
1.	Borrower

Armco & Metawise (HK) Limited ("Armco")

2.	Uncommitted Facilities

Facility                      Limits (USD)                                           Description of Facilities
I	20,000,000.-
Opening of documentary credits (each a "DC") with full set of title documents on back-to-back basis, i.e. with terms in strict compliance with the relevant export DC acceptable to the Bank ("BBDC"); &/or

Negotiation of non-discrepant export bills with full set of title documents export DC acceptable to the Bank ("Clean Bills LC-LG”), up to a maximum tenor of one (1) month.

II	(3,000,000.-)
A sublimit of Facility I for:

- A sublimit of Facility I for freight advance("FA”) under BBDC transaction, up to amaximum tenor of one (1) month, against copies of relevant debit note from shippingcompany and bills of lading. The FA proceeds shall be paid directly to the bank account of relevant shipping company or shipping agent's account. Aggregate value of relevant import DC and FA shall not exceed 95% of the relevant export DC value.

The Facilities offered hereunder by the Bank are uncommitted. This Facility Letter does not oblige the Bank to provide the Facilities to the Borrower. However, the Bank may, in its absolute discretion, agree to provide the Facilities on a case-by-case basis on such terms and conditions as the Bank may think fit. Notwithstanding any other provision in this Facility Letter or any other documents issued pursuant hereto the Bank reserves the right at any time to terminate the Facilities at any time by notice to the Borrower in writing and after such termination the Facilities shall cease to be available for any further transactions hereunder and that an amounts then outstanding under the Facilities, together with accrued interest and any other sums for which the Borrower are actually or contingently liable under the Facilities shall be immediately due and payable without further notice from the Bank.

3.	Repayment

The outstanding principal of each advance under Clean Bills LC-LG and FA shall be repaid in full by the borrower immediately upon maturity which shall be a Business Day.  If no such repayment is made on the relevant maturity date the Borrower shall then repay the Bank immediately such amount outstanding on first demand of the Bank.

4.	Security

All securities for the Facilities, the Bank shall require:

4.1	cash margin of 5% on outstanding of BBDC under Facility I;

4.2
the continuing guarantee dated 14 January 2010 from China Armco Metals Inc (the "Corporate Guarantor”) securing Armco & Metawise (HK) Ltd's total liabilities (actual or contingent) under the Facilities;

4.3
the continuing guarantee dated 8 December 2009 from Yao Kexuan (the ''Personal Guarantor" and together with the Corporate Guarantor, the "Guarantors") securing Armco & Metawise (HK) Ltd's total liabilities (actual or contingent) under the Facilities; and

4.4	assignment of relevant receivables by the Borrower in favour of the Bank (the "Assignment") in form and substance acceptable to the Bank for drawings under the Facilities,

(together, the "Security Documents" and each security provider, a "Security Provider”)

5.	Fees and Commissions:

The borrower shall pay to the Bank:

5.1	a facility set up fee of USD20,000 payable upon receipt of your duly signed acceptance of this facility letter;

5.2
BBDC for each validity period of six months or part thereof and commission in lieu of exchange at 1/4% on the first USD50,OOO or equivalent .in other currencies (subject to a minimum charge of USD125.00), and at 1/16% for remaining balances in excess of USD50,OOO;

5.3	commission on any other bills transactions at the Bank's standard rates

6.	Interest

The Barrower shall pay the Bank interest on any outstanding balance under Clean Bills LC-LG/FA at 2.5% per annum over the Bank's cost of funds (as conclusively determined by the Bank from time to time) or at such rate or rates as the Bank may from time to time charge at the Bank's sole discretion.

The Bank's determination of the rate of interest shall be conclusive for all purposes, Interest shall be payable on the last day of the relevant Interest Period (as defined below).

Interest will accrue from day to day and shall be calculated for the actual number of days elapsed on the basis of a 365 or 360 days year as the Bank shall determine in accordance with banking practice from time to time in the relevant market.

Default interest (both before and after judgment) on amounts due under the Facilities but unpaid will be charged at higher rates to be determined at the sole discretion of the Bank. The default interest shall be compounded (both before and after judgment) in accordance with the Bank's usual practice as the Bank may deem necessary.

The interest period in relation to any amount outstanding under Clean Bills LC-LG and FA shall be of a maximum of 1 month duration (the "Interest Period”) as, subject to the provisions of this paragraph, selected by the Borrower in writing to be received by the Bank at least one (1) Business Day (for HK$ loan)/ three (3) Business Days (for US$ loan) before the first day of an Interest Period. The first Interest Period in respect of a drawing shall commence on the date the drawing is made to the Borrower and shall end on the last day of the Interest Period selected pursuant to this paragraph and subsequent Interest Periods shall commence on the last day of the preceding Interest period.

For the purpose of this Facility Letter, "Business Day" means a day (excluding Saturday, Sunday and all public holidays) on which banks generally are open for business in the Hong Kong Special Administrative region ("HKSAR"); London and New York.

7.	Conditions Precedent

The Facilities shall be made available to the Borrower after the following documents have been received by the Bank in form and substance satisfactory to the Bank:-

7.1  the attached copy of this Facility Letter duly signed by the authorized signatories of  the Borrower and the Guarantors signifying their acceptance of and agreement to the terms and conditions contained herein;

7.2 duly passed board resolution of the Borrower approving the Facilities and authorizing a person or persons to sign this Facility Letter and each of the documents required hereunder, and where necessary affixing its common seal onto any relevant document;

7.3 the Security Documents as referred to in Clause 4 herein, including all necessary corporate approvals (e.g. board resolution) for each of the Security Providers to issue the Security Documents and where necessary to affix their common seal onto the Security Documents and the evidence showing that the Security Documents have been duly registered (if applicable); and

7.4 such other documentation as may be required by the Bank's legal counsel and duly executed by the relevant parties thereto.

All documents, other than originals, are required to be certified as true, complete and up to date by a director or the company secretary of the Borrower or any other persons approved by the Bank.

8.	Covenants

In consideration of the Bank extending the Facilities to the borrower, the borrower undertakes with the Bank during the period while any sum is due or payable hereunder that it shall:-

8.1
Submit to the Bank its annual audited financial statements within 6 months from the end of each of its relevant fiscal year and its semi-annual financial statements within 4 months after the end of the respective financial period;

8.2	Notify the Bank in writing of any proposed material changes in its shareholding structure, management and business engagements;

8.3
procure that its payment obligations hereunder shall at all times be its direct, unconditional and unsecured obligations and will rank and will at all times rank pari passu, and at least equally and rateably in all respects with all its other present and future unsecured and unsubordinated obligations owed to other banks providing trade facilities to the Borrower;

8.4
comply with all applicable laws and maintain in full force and effect all such authorizations required from any governmental or other authority or any shareholders for or in collection with the execution, validity, performance and enforceability of the Facility Letter;

8.5
notify the Bank in writing and provide any other information pertaining to the financial, business and/or shareholding status including, inter alia, change in directors, share capital and/or shareholders and/or its subsidiaries, and/or affiliated companies to the Bank as the Bank may reasonably require from time to time; and

8.6 on demand from the Bank, provide the Bank with full cash cover satisfactory to the Bank in immediately available funds in respect of any actual or contingent liability owed by the Borrower to the Bank or incurred by the Bank under the Facilities.

9.	Payments

All payments by each of the Borrower hereunder shall be made in immediately available funds free and clear of any withholdings or deductions for any present or future taxes duties or other charges. In case of such withholdings or deductions, the Borrower shall be obliged to gross up the payments such that the Bank win receive the same amount as if no such withholdings or deductions has been applied.

All payments shall be made to the account of the Bank as specified and in the currency or currencies in which the relevant amounts advanced to, or otherwise due and payable by, the borrower are denominated (the "Appropriate Currency"), unless otherwise previously agreed by the Bank in writing. If for any reason the Bank receives an amount in any currency other than the Appropriate Currency, such payment shall take effect as a payment to the Bank of the amount in the Appropriate Currency which the Bank is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with the Bank's usual practice and the Borrower shall indemnify the Bank against any such shortfall on demand in writing.

If any payment becomes due on a day which is not a Business Day, the due date of such payment will be extended to the next Business Day unless such Business Day is in a new calendar month in which case such payment shall be made on the immediately preceding Business Day.

10.	Indemnity

The Borrower shall indemnify and hold the Bank harmless from and against any and all loss, costs, charges, claims and expenses which the Bank may incur as a result of a breach by the borrower of its obligations under the Facilities
.
11.	Increased Costs

If upon and after the date of acceptance of this Facility Letter, by reason of (i) the introduction of, or any change in the interpretation or administration of any law and/or (ii) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (including without limitation a request or requirement which affects the manner in which the Bank is required to or does maintain capital resources having regard to the Bank's obligations hereunder), the Bank shall incur any increase in the cost to the Bank of funding or maintaining the Facilities or if the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for the Bank having entered into' its obligations under this Facility Letter, then the Borrower shall from time to time on demand from the Bank, promptly pay to the Bank amounts sufficient to compensate the Bank for such increased cost or reduction in rate of return as the case may be.

12.	Assessment and Transfer

The Borrower may not assign or transfer any of their rights and/or obligations under this Facility Letter or any Security Documents without the Bank's prior written consent, The Bank may novate, assign and/or transfer in whole or in part its rights and/or obligations under this Facility Letter and any Security Documents to other lending institutions or persons or change its lending office without further consent of the Borrower or other parties. The Bank shall be entitled to pass the documentation of the Facilities to any prospective assignees and transferees and shall promptly notify the Borrower of the assignment or transfer or change of lending office.

13.	Expenses

Whether or not the legal documentation for the Facility is executed as contemplated, all out-of-pocket expenses (including legal fees) incurred by the Bank in connection with the Facility including, without limitation, the preparation, execution and/or enforcement of this Facility Letter and/or the Security Documents shall be for the account of and borne by the Borrower and shall be payable on demand.

14.	Miscellaneous

14.1 In the event that any law or regulation renders our continuing the Facility illegal or a breach thereof, then it shall be cancelled forthwith and any amounts owing hereunder shall become immediately due and payable.

14.2 If at any time any provision contained in this Facility Letter is or becomes invalid, illegal or unenforceable in any respect under the law of any applicable jurisdiction, neither the validity, legality or enforceability of the remaining provisions hereof nor the validity, legality or enforceability of such provision under the law or any other jurisdiction shall in any way be affected or impaired thereby.

14.3 In the event of any conflict between the terms of this Facility Letter and the Bank's General Terms and Conditions or General Agreement by Customer(s) or General Agreement Relating to Commercial Credits, the terms of this Facility Letter will prevai1.

14.4  No waiver of any of the Bank's rights or powers or any consent by the Bank shall be valid unless made by the Bank in writing. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law and any other rights which the Bank may have.

14.5  The Borrower agrees that all documentary credits issued by the Bank pursuant to this Facility Letter shall be subject to the Uniform Customs and Practice for Documentary Credits in force at the time of issuing.

14.6 The Borrower authorizes the Bank to disclose the Facilities and all matters related to the Facilities to any competent authority under the relevant laws.

14.7 In this Facility Letter, where the context so permits, references to the Facility shall include any or more of them.

14.8 Any amendment or supplement to, or modification of this Facility Letter shall be made in writing by the borrower and the Bank.

15.	Law and Jurisdiction

This Facility Letter shall be governed by and construed in all respects in accordance with the laws of HKSAR. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the HKSAR courts.

We trust that the above terms and conditions are acceptable to you and we look forward to developing a mutually rewarding relationship. Please signify your acceptance of the Facilities upon the terms and conditions of this Facility Letter by signing the form of acceptance on the enclosed copy of this Facility Letter and returning the same to us together with the documents as stipulated in Clause 7 (Conditions Precedent) within one month from the date hereof. In the absence of our written agreement to the contrary, if we do not receive the duly signed acceptance by such date, the Bank shall have the right to withdraw this Facility Letter without further notice.

Yours faithfully,
For and on behalf of
ING Bank N.V.
Hong Kong Branch

/s/Maarten Koning
Director, Head of
Commodities Group, North Asia
Structured Finance

/s/Nicola Kan
Director,
Credit Risk Management Hong Kong

We hereby accept the Facility Letter dated 12 August 2010 issued by ING Bank N.V. Hong Kong Branch ("ING”) to us setting out the terms and conditions of the Facilities granted there under and of which this is a copy.

For and on behalf of
Armco & Metawise (HK) Limited
/s/ Kexuan Yao
Authorized Signatory(ies) (The Borrower)
Date:

We hereby accept the Facility Letter dated 12 August 2010 issued by ING Bank N.V., Hong Kong Branch (HING") to us setting out the terms and conditions of the Facilities granted thereunder and of which this is a copy. We further confirm that the Guarantee dated 14 January 2010 issued by us as Guarantor to secure Armco & Metawise (HK) Limited's total liabilities under the Facilities in favour of ING shall remain in full force and effect and continue to be binding on us.

For and on behalf of
China Armco Metals, Inc
/s/ Kexuan Yao
Authorized Signatory(ies) (Guarantor)
Date:

The terms and conditions of the Facility Letter dated 12 August 2010 issued by ING to the Borrower of which this is a copy are acknowledged and agreed to by the undersigned. I hereby confirm and agree that the Guarantee dated 8 December 2009 issued by me to secure total liabilities of Armco & Metawise (HK) Limited the Facilities in favour of ING shall remain in full force and effect and continue to be binding on me. I agree that the aforementioned Guarantee shall secure the obligations of the Borrower owed to ING from time to time up to _______ / on an unlimited basis*.

/s/Yao Kexuan
(Guarantor)
Date:
* delete as appropriate;